Exhibit 10.29

December 10, 2008

Mr. Christopher J. Locke

Re:	Amendment to Severance Agreement

Dear Chris:

In connection with the issuance of final tax regulations under Section 409A of the Internal Revenue Code, which take effect January 1, 2009, we have determined that the letter agreement, dated November 7, 2007 (your “Agreement”), setting forth your right to severance benefits upon a termination of your employment with Rewards Network Inc. (“Rewards Network”) should be amended in order to reduce any risk of adverse tax consequences to you.

Effective January 1, 2009, your Agreement shall be amended as follows:

1. In the first sentence of the second paragraph of your Agreement, the phrase “there is a Change in Control (as defined below) and a diminution in your duties resulting from such Change in Control” is deleted.

2. Clause (iii) of the second paragraph of your Agreement shall be amended to read as follows:

(iii) the continued right to exercise any outstanding vested options held by you to purchase shares of Common Stock for a period of 90 days after the effective date of your separation date, but in no event later than the date on which any such options would have expired if you had remained employed during such 90-day period.

3. The last sentence of the second paragraph of your Agreement shall be amended to read as follows:

You will not be entitled to the foregoing in the event your employment terminates for any other reason. As used in this Agreement, a voluntary termination of your employment with “Good Reason” shall mean a termination by you of your employment with Rewards Network pursuant to a written notice delivered to Rewards Network within 30 days after the occurrence of either of the following events without your written consent; provided, that an action or failure which is remedied by Rewards Network within 90 days after receipt of such notice given by you shall not constitute Good Reason: (i) a diminution in your duties

Two North Riverside Plaza, Suite 950 • Chicago, Illinois 60606 • Phone: 312-521-6767 • Fax: 312-521-6768 • www.rewardsnetwork.com resulting from a Change in Control, or (ii) a material diminution in your duties and responsibilities that is inconsistent with your position as Senior Vice President, Chief Financial Officer and Treasurer of Rewards Network, which shall not include an adverse change in your reporting responsibilities.

4. The third paragraph of your Agreement shall be amended to read as follows:

The severance payments provided hereunder shall be made in lieu of any other severance payments under any severance agreement, plan, program or arrangement of Rewards Network that may be applicable to you. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to you pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), Rewards Network and you shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to your “termination of employment,” such term shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if you are a “specified employee,” as defined in Section 409A of the Code, as of the date of your separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon your separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of your death. Any in-kind benefit provided during a calendar year shall not affect the in-kind benefit to be provided during any other calendar year. The right to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

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Except as set forth herein, your Agreement will continue in effect in accordance with its terms.

To indicate your acceptance to the amendments to your Agreement as set forth herein, please sign this letter where indicated and return it to me. In the meantime, please do not hesitate to call me should you have any questions.

Very truly yours,

/s/ Ronald L. Blake
Ronald L. Blake
President and Chief Executive Officer

Enclosure

cc:	Personnel File

AGREED TO AND ACCEPTED:

/s/ Christopher J. Locke
Christopher J. Locke

Dated: December 22, 2008

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